As filed with the Securities and Exchange Commission on January 23, 2024

Registration No. 333-153578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 3

TO

REGISTRATION STATEMENT NO. 333-153578

UNDER

THE SECURITIES ACT OF 1933

SPIRIT REALTY CAPITAL, INC.

(Saints MD Subsidiary, Inc., as successor by merger to Spirit Realty Capital, Inc.)

(Exact name of registrant as specified in its charter)

State of Maryland	20-1676382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Third Amended and Restated Distribution Reinvestment Plan

(Full Titles of Plans)

Michelle Bushore, Esq.

Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Realty Income Corporation

11995 El Camino Real San Diego, California 92130

(858) 284-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darren Guttenberg, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa, Mesa, California 92626

(714) 540-1235

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment to the following registration statements on Form S-3D filed by Saints MD Subsidiary, Inc., as successor by merger to Spirit Realty Capital, Inc, a Maryland corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC” and such registration statements, the “Registration Statements”) is being filed by the Company to deregister and terminate any and all shares of the Company’s Common Stock, par value $0.05 per share (the “Common Stock”) and any and all other securities registered but unsold or otherwise unissued as of the date hereof thereunder (the Common Stock numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement No. 333-153578 filed with the SEC on August 18, 2008, as amended on November 21, 2008 and July 15, 2010, registering 30,000,000 shares of common stock, par value $0.01 per share of Cole Credit Property Trust II, Inc. (as predecessor to the Company) issuable pursuant to the Third Amended and Restated Distribution Reinvestment Plan.

On October 29, 2023, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Realty Income Corporation (“Realty Income”), a Maryland corporation, and Saints MD Subsidiary, Inc. (“Merger Sub”), a Maryland corporation. On January 23, 2024, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and subsidiary of Realty Income (the “Merger”). In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on January 23, 2024.

SAINTS MD SUBSIDIARY, INC.
(successor by merger to Spirit Realty Capital, Inc.)

By:	/s/ Michelle Bushore
Name:	Michelle Bushore
Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to S-3D POS for Spirit]